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                                                                    EXHIBIT 10.4

                               LICENSE AGREEMENT
                                 (KETOCONAZOLE)


THIS AGREEMENT, effective as of July 14, 1999 (the "EFFECTIVE DATE"), is entered into by and between Soltec Research Pty Limited ("SOLTEC"), an organization organized under the laws of Australia (A.C.N. 006 363 891), having an address at 8 Macro Court, Rowville, Victoria 3178 Australia and Connetics Corporation ("CONNETICS"), a Delaware corporation, having an address at 3400 West Bayshore Road, Palo Alto, California 94303 U.S.A.


                               B A C K G R O U N D

        A. Soltec owns all rights for the Territory to develop, manufacture, use, distribute, market or sell the ketoconazole hydroalcoholic quick-break foam/mousse product defined in this Agreement as the "Product."

        B. Pursuant to the Exclusive Option Letter Agreement dated March 25, 1996 as amended on June 14, 1996 and January 6, 1998 (collectively, the "OPTION AGREEMENT," copies attached as EXHIBIT A). Connetics (under its former name, Connective Therapeutics, Inc.) has acquired from Soltec an exclusive option for a license to the exclusive rights, including the right to grant sublicenses, under Soltec's entire rights in and to "Pharmaceutical Mousse Delivery System Technology," including "all active agents and/or uses of the Technology" as defined in the Option Agreement.

        C. The Product, as defined in this Agreement, is subject to the Option set forth in the Option Agreement, and Connetics wishes to exercise its option for the Product pursuant to the Option Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

                                A G R E E M E N T


                                    ARTICLE 1
                                   DEFINITIONS

In addition to certain terms defined in the body of this Agreement, the following terms shall be deemed to have the meanings stated below:

        "AFFILIATE" means in respect of either party any corporation or business entity controlled by, controlling, or under common control with Soltec or Connetics, respectively. For this purpose "control" means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

        "COMMENCEMENT OF COMMERCIAL MARKETING" shall mean the first arms' length sale of the Product by Connetics or an Affiliate or sublicensee of Connetics to a third party, forming part


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of a continuous program or campaign designed to market the Product in the
Territory during the term of this Agreement.

        "CONNETICS BREACH" shall have the meaning set forth in SECTION
9.4(b)(i).

        "DELIVERY SYSTEM" means Soltec's hydroalcoholic quick-break foam delivery system encompassed by the Technology that is the subject of Connetics' option.

        "DULY AUTHORIZED REPRESENTATIVE" means a representative of Connetics who is authorized in a written notice, from Connetics to Soltec to receive information under this Agreement, and who is bound to Soltec by obligations of confidentiality at least as stringent as those by which Connetics is bound under this Agreement.

        "EUROPE" means the countries of France, Germany, the United Kingdom, Italy and Spain.

        "FDA" means the United States Food and Drug Administration.

        "MINIMUM ROYALTY" means aggregate annual royalties of [*] beginning in the first full calendar year following Commencement of Commercial Marketing in the United States, and increasing to [*] beginning in the third full calendar year following Commencement of Commercial Marketing in the United States. The Minimum Royalty shall be reduced to [*] and [*], respectively, if Connetics does not have Market Exclusivity in NAFTA.

        "NAFTA" means the United States of America, Canada, and Mexico.

        "NDA" means a new drug application filed with the FDA.

        "NET SALES" means the proceeds actually received by Connetics, its Affiliates and its sublicensees from the sale of Product to purchasers who are not Affiliates, less:

        (a)    trade, quantity and cash discounts actually allowed and taken;

        (b) credits actually allowed on account of the rejection or return or billing error relating to any Product previously billed and paid;

        (c)    freight, other transportation and insurance costs;

        (d) taxes imposed on account of such sale (including, without limitation, sales, value-added and distribution taxes); and

        (e)    rebates and adjustments, including chargebacks.


        "PATENT(S)" means PCT application WO 99/20250, filed 19 October 1998 (copy attached as EXHIBIT B) together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part and counterparts thereof or therefor.

        "PRODUCT" or "PRODUCTS" means a hydroalcoholic quick break foam product incorporating the Technology and containing ketoconazole, particularly (but not exclusively) as described in the Product Specification.




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        "PRODUCT INFORMATION" means the dossier, data and results of clinical and other trials and investigations relating to the Product, including regulatory status and information, together with all other information relating to the specification of the Product and information relating to the manufacture (including method, conditions, and process equipment), testing (including quality control standards, assay methods and stability studies), storage and use of the Product now or hereafter during the term of this Agreement owned by Soltec. If Soltec controls or otherwise possesses Product Information that is owned by a third party, Soltec shall use commercially reasonable efforts to help Connetics secure permission from that third party to share the information with Connetics.

        "PRODUCT SPECIFICATIONS" means the description of the Product set forth in EXHIBIT C, a copy of which is attached.

        "PROJECTED DEADLINE" means, with respect to the United States, the dates set forth in SECTION 4.2, and with respect to each of Japan, Europe, and South East Asia, the dates set forth in SECTION 4.3.

        "PROPRIETARY INFORMATION" means any information of value, not generally known to the public, including (but not limited to):

        (a) the Product Information; the development status of the Product; Product indications and modes of administration; technical information, such as clinical, biological, pharmaceutical and characterizing data; and know-how; and

        (b) business information, such as reports; records; customer lists; supplier lists; marketing and sales plans; financial information; costs; and pricing information.

        "QUARTER" means calendar quarter, except when used to refer to the first or last year this Agreement is in effect, in which case the first "Quarter" shall be deemed to mean the period from the Effective Date until the first to occur thereafter of the dates March 31, June 30, September 30 or December 31, and the last "Quarter" shall be deemed to mean the period from the last to occur of the dates January 1, April 1, July 1 or October 1 and ending on the date of termination.

        "SOLTEC BREACH" shall have the meaning set forth in SECTION 9.4(b)(ii).

        "SOUTH EAST ASIA" means at least Hong Kong, Indonesia, Malaysia, Singapore, and the Philippine Islands.

        "TECHNOLOGY" has the same meaning as set forth in the Option Agreement.

        "TERRITORY" means the world, except for (a) Australia, (b) New Zealand, and (c) any country group excluded from the definition of Territory pursuant to
SECTION 4.2.

        "VALID CLAIM" means a claim of an issued, unexpired Patent in the Territory that has not been abandoned for any reason, which, but for the license to Connetics under this Agreement would be infringed by Connetics' manufacture, use or sale of a Product, which claim has not been held invalid or unenforceable by a decision of a court of competent jurisdiction, nonappealable or



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unappealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue, reexamination or disclaimer. With respect to countries in which patents cannot be "abandoned" or which do not recognize the concept of "abandonment," the term "Valid Claim" shall mean a claim of any issued, unexpired Patent in that country.


                                    ARTICLE 2
                           GRANT/ACQUISITION OF RIGHTS

2.1 As of the Effective Date, Soltec exclusively licenses the following rights to Connetics in the Territory free and clear from all liens, interests or equities, charges and encumbrances, namely: the Product and the Product Information, for the purpose of the development, manufacture, use, distribution, marketing and sale of the Product in the Territory, with the right of sublicense.

2.2 As of the Effective Date, and only to the extent required to enable Connetics to develop, manufacture, use, distribute, market, offer to sell, and/or sell the Product directly or indirectly, Soltec hereby grants to Connetics the exclusive license under the Patents in the Territory with the right to sublicense.

2.3 Soltec undertakes to do all such acts and provide all such formal assignments, transfers and licenses as may be legally permissible and appropriate to ensure that Connetics is licensed to (directly or indirectly) develop, manufacture, distribute, use, market and sell the Product in the Territory as of the Effective Date.

2.4 During the term of this Agreement, and within the Territory, Soltec shall not (a) manufacture, distribute, use, market or sell, directly or indirectly, the Product or a hydroalcoholic quick-break foam containing an antifungal agent [excluding Hexifoam(TM) (being a quick-break foam product incorporating chlorhexidene and ethanol)] except on Connetics' behalf, or (b) authorize or purport to authorize any person, firm or company other than Connetics to develop such a product.

2.5 Nothing in this Agreement shall prevent Soltec from granting licenses under the Patents in respect of products or product information which is not within the definition of "Product" or "Product Information" (as the case may be) under this Agreement.

2.6 Soltec agrees to promptly inform Connetics of any inquiries of it for purchase of the Product in the Territory. Connetics agrees to promptly inform Soltec of any inquiries of it for purchase of the Product outside the Territory.

2.7 Connetics agrees that it will not manufacture or sell the Product outside the Territory, nor permit any other person to manufacture or sell the Product outside the Territory, during the term of this Agreement. Connetics further agrees not to sell the Product to any person whom Connetics knows or reasonably believes will resell the Product outside the Territory. For purposes of this provision, a written notification from Soltec to Connetics given in good faith to the effect that Soltec knows or reasonably believes that a person will so resell the Product shall be deemed to give Connetics a reasonable belief of such resale or proposed resale.



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2.8     If Soltec determines at any time during the Term of this Agreement to license the rights to the Product outside the Territory, Soltec shall first notify Connetics that the countries outside of the Territory are available, and give Connetics the opportunity to license or acquire such rights.


                                    ARTICLE 3
                       TECHNOLOGY TRANSFER AND ASSISTANCE

3.1 Promptly after the Effective Date, Soltec shall transfer and communicate the Product Information to Connetics or its Duly Authorized Representative(s). Until such transfer is completed, Soltec will allow Connetics or its Duly Authorized Representatives to inspect and/or to be provided with copies of all such information.

3.2 At Connetics' request, Soltec shall promptly provide to Connetics or its Duly Authorized Representatives such technical assistance and the services of its suitably qualified staff as may reasonably be required to assist Connetics (on its own behalf, or on behalf of its authorized assigns under SECTION 9.8) to acquire a proper understanding of the Product Information, whether at Connetics' United States premises or at Soltec's premises, at Soltec's cost and expense (except as modified by the last sentence of this SECTION 3.2). The obligation to provide such assistance and services shall terminate twelve (12) months after the beginning of manufacture of the Product by Connetics or its nominee or assignee as the case may be. Where the provision of assistance and services requires the attendance of Soltec's staff in the United States, Connetics shall pay all of Soltec's reasonable travel-related expenses, and Soltec's representatives shall be paid [*] per hour for services rendered to Connetics during the trip.

3.3 As part of or in addition to the foregoing, Soltec shall give Connetics the following assistance (subject to Connetics' reimbursement obligations stated in SECTION 3.2):

        (a) Provision of formula, manufacturing methods, test specifications, packaging specification and raw material specifications.

        (b) Written reports on formulation development and stability studies conducted by Soltec as part of the development process, to the extent necessary for inclusion in Connetics' regulatory submissions.

        (c) Prompt responses to Connetics' or manufacturers' queries with regard to the technology.

        (d) Provision of qualified chemist to supervise pre-production or manufacturing trials. Limited to no more than 2 visits per annum where the trials do not fit in with a regular visit.

        (e) Technical improvements to the Products as and when they become available.




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        (f)    Validation of Production Methodology, analysis of Product and validation of Product assay.

        (g) Provision of information with regard to any application for patent protection.

3.4 Nothing in this ARTICLE 3 shall be construed to require Soltec to provide any assistance or services in respect of which Soltec does not have the existing skills or capabilities.


                                    ARTICLE 4
                               PRODUCT DEVELOPMENT

4.1 It shall be Connetics' responsibility to apply for all product licenses and other marketing authorizations required in the Territory, in sufficient time to enable Connetics to comply with its obligations under SECTIONS 4.1, 4.2 and 4.3. Connetics agrees that, within three (3) months after the Effective Date, it will present Soltec with a written development plan that will, among other things, include the anticipated timing of:

        (a) the filing of an NDA with the FDA as soon as practicable after the Effective Date, but in any event no later than [*] (subject to the provisions of SECTION 4.2);

        (b) the date of projected Commencement of Commercial Marketing of the Product in the United States;

        (c) applications for those drug registrations and approvals required in Europe, Japan and South East Asia (as defined) for the commercial marketing of the Product; and

        (d) the date of projected Commencement of Commercial Marketing of the Product in Europe, Japan and South East Asia (as defined).

4.2 Connetics agrees that it shall file an NDA for the Product by [*], provided that Connetics shall have the option to extend that date for six months by paying an additional [*] to Soltec no later than the [*]. If Connetics has not filed an NDA for the Product by [*], Soltec shall have the right to terminate this Agreement and rescind Connetics' license under this Agreement, upon written notice to Connetics. The [*] and [*] dates are hereinafter referred to as the "Projected Deadlines" for the United States. Notwithstanding the foregoing, it shall not be deemed a failure by Connetics under this SECTION 4.2 if Connetics is unable to meet the Projected Deadlines in the U.S. due to (a) a force majeure event, (b) failure of the clinical trial(s) for the Product in the U.S., or (c) failure of the product development effort, in each case such that the event would reasonably be expected to significantly impact the Projected Deadlines in the U.S. In the latter event, the Projected Deadlines in the U.S. shall automatically be extended by the length of time equal to the delay caused by such event. Notwithstanding anything contained in SECTION 9.4 to the contrary, the rights of Soltec in the event of Connetics' failure to comply with SECTION 4.2 are limited to those set forth in this SECTION.


* Certain information on this page has been omitted and filed
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4.3     (a)    Connetics agrees that in addition to any other obligations it may have in this Agreement, it will meet the Projected Deadlines (defined below) for each of Japan, Europe, and South East Asia, subject to the penalties described in this Section.

        (b) For purposes of this Agreement, the "Projected Deadlines" are the dates by which Connetics must file drug registration applications or otherwise partner the Product, with respect to each of Europe, Japan, and South East Asia, as follows: either (i) partner by [*] and secure the partner's commitment to file the drug registration application no later than [*], or (ii) file the drug registration application no later than [*].

        (c) Connetics shall keep Soltec promptly informed regarding the status of the Projected Deadlines in each of Europe, Japan and South East Asia, including providing Soltec with copies of any distribution, sublicense or other agreements immediately upon execution thereof.

        (d) If Connetics fails to comply with any of its obligations contained in this SECTION 4.3, then Soltec may give written notice to Connetics identifying that failure with respect to one or more of Europe, Japan and South East Asia and stating that the countries or groups of countries referred to in the notice no longer form part of the Territory. Such notice will take effect from the date the notice is received by Connetics, and the definition of "Territory" is modified accordingly, and Connetics' obligations under this Agreement will cease to apply to that one or more of Europe, Japan, and South East Asia which has ceased to form part of the Territory pursuant to the operation of this Section.

        (e) Notwithstanding anything contained in SECTION 9.4 to the contrary, the rights of Soltec in the event of Connetics' failure to comply with SECTION 4.3 are limited to those set forth in
               SECTION 4.3(d).

4.4 All product licenses and marketing authorizations for the Product in the Territory shall be and remain the property of Connetics. Connetics agrees that, upon written request by Soltec, it will sell to Soltec at the cost to Connetics or at such other prices as may be agreed upon any information developed by Connetics in connection with the Product that Soltec may require in order to apply for approval to commercialize the Product outside of the Territory. In addition, if Soltec rescinds any license pursuant to SECTION 4.3, Soltec shall have the right to purchase at a price to be agreed upon any such licenses or authorizations from Connetics, and Connetics agrees to cooperate with Soltec to effect a transfer at Soltec's sole expense of any market authorizations or regulatory approvals of the Product relating to any country which is deleted from the definition of "Territory."

4.5 Connetics and Soltec shall make available to each other during the term of this Agreement all safety data obtained, including any details regarding complaints and adverse event reports relating to the use of the Product. Connetics shall assume responsibility for compliance with governmental regulations in the Territory, including without limitation adverse event reporting requirements. To the extent that Soltec receives any adverse event reports (distinguished as serious and non-serious by FDA regulations), Soltec shall promptly forward copies of such reports to Connetics at the address set forth above. To the extent


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        that Connetics receives any adverse event reports (distinguished as serious and non-serious by FDA regulations), Connetics shall promptly forward copies of such reports to Soltec at the address set forth above. For purposes of this SECTION 4.5, "promptly" shall mean (a) for serious adverse events, no later than two business days after the appropriate adverse experience reporting form (e.g., for the U.S., MedWatch Form 3500A) is completed by the party responsible for reporting it to the FDA or other regulatory authorities, or (b) for non-serious adverse events, a monthly line-listing of all adverse experience reports received by Soltec or Connetics, as the case may be, during a given month, such report due on the 15th day after the end of each month in which any such reports are received.


                                    ARTICLE 5
                                  CONSIDERATION

5.1 Connetics agrees to pay Soltec a License Fee of [*] payable as follows:

        -  [*] upon signing this License Agreement,

        -  [*] upon [*], and

        -  [*] upon [*].


5.2 Connetics will pay Soltec a royalty on Net Sales of Product in the Territory as follows:

        (a) [*] of Net Sales by Connetics, an Affiliate, or an unaffiliated third party Connetics sublicensee, of Product in a country in the Territory where [*];

        (b) [*] of Net Sales by Connetics, an Affiliate, or an unaffiliated third party Connetics sublicensee, of Product in a country in the Territory where [*].

        Notwithstanding the foregoing, if the Minimum Royalty is higher than the royalties described above with respect to sales of Product in NAFTA, Connetics shall pay the Minimum Royalty for NAFTA, and the royalties referred to above in respect of sales of Product outside NAFTA.

5.3 In addition to the amounts set forth in SECTIONS 5.1 and 5.2, Connetics will pay Soltec [*] of any upfront payments (excluding payments for development) that Connetics receives in connection with a sublicense of the rights to the Product.

5.4 In the event of any dispute between Soltec and Connetics as to (a) whether there are any material sales of a ketoconazole quick-break foam product or other antifungal quick-break foam product; or (b) whether a product is a ketoconazole quick-break foam product or


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        other antifungal quick-break foam product (as those terms are used in the definition of "Market Exclusivity"), then the matter will be determined in accordance with the procedures set forth in SECTION 9.2.

5.5 All royalties payable on Net Sales pursuant to this Agreement shall be paid within two (2) months after the close of the Quarter during which the Net Sales were actually made. Each royalty payment shall be accompanied by a statement that sets forth Net Sales (including details of all amounts deducted from the proceeds invoiced for the purpose of calculating Net Sales) during the Quarter in question and the royalty payment due thereon.

5.6     Unless the parties agree otherwise in writing, the payments of SECTIONS
        5.2 and 5.3 will be paid in U.S. Dollars and by wire transfer to the U.S. bank account(s) specified by Soltec from time to time. Connetics shall apply a conversion rate from all other currencies to Dollars for amounts payable under this Agreement equal to the average of the conversion rates in effect on each day of the quarterly period for which such payment is due. The conversion rates to be used in this Agreement shall be the rates reported by Olsen & Associates, Ltd. and referenced on the internet website at http://www.olsen.ch/, and if that source is no longer available from a comparable source to be agreed upon from time to time by the parties.

5.7 If any taxes, withholding or otherwise, are levied by any taxing authority in connection with the accrual or payment of royalties under this Agreement and are required to be paid by Connetics in connection with such accrual or payment, then Connetics shall pay such taxes to the local taxing authorities on behalf of Soltec and remit to Soltec in full satisfaction of its royalty obligations under this Agreement the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes.

5.8 No royalty payment shall be made with respect to any non-commercial sale or transfer of a product between and among Connetics, its Affiliates, and/or its sublicensees where such sale or transfer is made in the course of a subsequent royalty-generating transaction under this Agreement. No multiple royalties shall be payable on account of the sale of any Product, regardless of whether or not more than one patent, or patent and other intellectual property rights, exist(s) covering such Product in any country. No royalty shall be payable with respect to reasonable quantities of samples provided free of charge to physicians and reasonable quantities of free "trade goods" including indigent patient programs.

5.9 Connetics shall keep records of all items in a manner and in sufficient detail to accurately and fully determine Net Sales in accordance with this Agreement and in accordance with U.S. generally accepted accounting principles and to regularly maintain such records in sufficient detail to permit calculation of Net Sales. Such records shall be retained for five (5) years after the end of the relevant Quarter.

5.10 Soltec shall have the right to nominate an independent firm of certified public accountants reasonably acceptable to Connetics to verify records of Connetics pertaining to, the calculation of any royalties payable under this Agreement with respect to the preceding calendar year, and Connetics shall maintain records for at least five (5) years after each year to which the records apply. Such verification shall not occur more than once each calendar year during the term of this Agreement and shall be conducted during normal business



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        hours. Soltec shall be responsible for the fees and expenses of the accountants performing such verification. The accountants appointed under this Agreement shall not be authorized to disclose to Soltec any information other than the accuracy or inaccuracy of the item(s) to be verified. If the audit reveals that Connetics has over-reported for the period of the audit, Soltec shall immediately remit to Connetics any refund due, together with interest at [*] over the then-current U.S. prime rate, accruing from the date the original overpayment was made. If the audit reveals that Connetics has under-reported for the period of the audit, Connetics shall immediately remit to Soltec any balance owing, together with interest at [*] over the then-current U.S. prime rate, accruing from the date the original payment was due. In addition, if the audit reveals that Connetics under-reported by more than [*], Connetics shall be responsible for paying the accountants' fees in connection with the audit. Except in the event that the audit reveals fraud, Soltec shall have no right under this Section to audit records for periods that have already been audited under this provision.

5.11 The royalties payable under this Agreement shall be reduced by the amount of any consideration Connetics pays if required to obtain a patent license from a third party in respect of the Delivery System in order to make, use or sell Product in the Territory.


                                    ARTICLE 6
                                     PATENTS

6.1 Soltec confirms that the Patents represent the only patent protection it or its Affiliates have applied for in relation to an antifungal agent in the formulation used in the Product [excluding [*].

6.2 Soltec shall retain title to the Patents and to any patent rights and know-how related to the Product developed solely by Soltec in the future. Connetics shall retain title to any patent rights and know-how related to the Product developed solely by Connetics in the future. Connetics and Soltec shall own in equal undivided interests any patent rights and know-how related to the Product developed jointly by Soltec and Connetics in the future.

6.3 Soltec shall be responsible for the prosecution and maintenance of the Patents at Soltec's expense. Soltec shall keep Connetics promptly informed of the status of prosecution of the Patents, including providing copies of all material correspondence with the U.S. or other Patent Office. Connetics shall have the right to comment upon and make suggestions for such prosecution and Soltec agrees to give such comments and suggestions due consideration, but the decision whether to implement Connetics' comments and suggestions shall rest solely with Soltec.

6.4 Connetics shall assist Soltec in prosecuting the Patents as contemplated by SECTION 6.3. If Soltec decides to discontinue prosecution or maintenance of any or all of the Patents, at its option Connetics may elect to continue such prosecution and maintenance at its own expense, upon which election title to such Patent(s) shall be assigned to Connetics.


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6.5     (a)    Action. If either party learns that a third party is infringing the Patents, it shall promptly notify the other in writing. The parties shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, Soltec may take steps to remove the infringement of the Patents, including, without limitation, initiating suit. If Soltec decides not to take such steps to remove the infringement within three (3) months of discovering or being notified of the infringement, Connetics may, but shall not be required to, take steps to remove the infringement.

        (b) Expenses; Control. Any legal action taken under this section will be at the expense of the party by whom suit is filed and will be controlled by the party bringing suit. The party not bringing suit may choose to be represented in any such action by counsel of its own choice at its own expense. The party bringing suit shall be reimbursed for its costs associated with bringing suit with the proceeds of any damages or costs recovered. Any moneys remaining shall be split between the parties on an equitable basis proportional to their respective damage from the infringement. If both parties bring suit, equitable apportionment of the costs and damages to be recovered shall be agreed upon before the filing of the suit.

6.6 If a notice of infringement is received by, or a suit is initiated against either Soltec or Connetics with respect to the Product as made, used or sold in the Territory, the parties will in good faith discuss the best way to respond.


                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1     Soltec represents and warrants to Connetics as follows:

        (a) Capacity. Soltec has all requisite power and authority to enter into and perform this Agreement.

        (b) Accuracy of Information. To the best of Soltec's knowledge and belief, as of the Effective Date the Product Information comprises all information necessary to enable the Product to be manufactured to the Product Specifications.

        (c) Investigations. Soltec is not aware of any complaint concerning or relating to the Product or the Delivery System and nor is Soltec aware of any regulatory authority or any other governmental authority proposing to carry out or carrying out an investigation into the Product or the Delivery System.

        (d) Competitive Products. Soltec has not entered into any agreements or arrangements with any other party for the sale of the Product in the Territory.

        (e) Litigation. Soltec is not engaged in any litigation, arbitration, or other legal or administrative proceedings with respect to the Product, the Delivery System or the Patents, and to the best of Soltec's knowledge and belief no such litigation, arbitration, or administrative proceedings are threatened by or against Soltec in relation to the Product, the Delivery System, or the Patents.

        (f)    Intellectual Property.

               (i) To the best of Soltec's knowledge and belief, no claim has been made or threatened against Soltec alleging any infringement by the Product or the Delivery System of the patent rights of any other person.

               (ii) To the best of Soltec's knowledge and belief, none of the processes or materials (with the exception of ketoconazole) used in the Delivery System or the Product infringes the intellectual property rights of any other person.


7.2     Connetics represents and warrants to Soltec that Connetics:

        (a) has all requisite power and authority to enter into and perform its obligations under this Agreement; and

        (b) is not aware, having made full and proper inquiry, of any state of affairs existing or which may come to exist which will adversely affect Connetics' ability to market (or have marketed by an Affiliate or sublicensee) the Product in any country in the Territory.

7.3     Connetics covenants to Soltec as follows:

        (a) Connetics will provide for and maintain a sales organization and a marketing program reasonably adequate and competent to promote, sell and stimulate interest in the Product;

        (b) Connetics will conduct its business in a proper and businesslike manner;

        (c) Connetics will actively and diligently promote and advertise the sale of the Product in the U.S., Europe, Japan, and South East Asia;

        (d) the Product will be manufactured, filled, packaged, stored and shipped in accordance with all applicable laws, rules, regulations or requirements;

        (e) Connetics shall obtain and maintain sufficient liability insurance to cover its activities and obligations (including without limitation indemnified obligations) contemplated under this Agreement, in such amount normal and customary for companies engaged in industry and activities similar to Connetics; and

        (f) Connetics will carry sufficient liability insurance to cover its indemnification obligations under this Agreement and will, as and when reasonably requested by Soltec, provide Soltec with evidence of such insurance (including evidence of payment of premiums).

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1 Soltec hereby undertakes to indemnify and hold harmless Connetics from and against any and all liabilities and obligations to third parties incurred or arising in connection with or arising out of any default by Soltec under the terms of this Agreement, save to the extent that such default arises out of any negligence, wrongful act or default of Connetics.

8.2 Connetics hereby undertakes to indemnify Soltec from and against all liabilities and obligations incurred or arising in connection with or arising out of any default by Connetics under the terms of this Agreement, save to the extent that such default arises out of any negligence, wrongful act or default of Soltec.


                                    ARTICLE 9
                          GENERAL TERMS AND CONDITIONS

9.1 Confidentiality. In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information, each recipient of which agrees to retain such Proprietary Information in strict confidence and not to disclose or transfer to any party or use other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. The parties hereby acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. These obligations of confidentiality and non-use shall not apply to Proprietary Information:
        (a) that was previously known to the recipient as evidenced by recipient's written records, (b) that is lawfully obtained by recipient from a source independent of the discloser, or (c) that is now or becomes public knowledge other than by breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

9.2     Arbitration and Applicable Law

        (a) Any dispute, controversy or claim arising out of or relating to this Agreement, including any dispute, controversy or claim surrounding a breach or termination of this Agreement, shall first be referred to the chief executive officer of each of Soltec and Connetics for resolution at a place to be agreed between such chief executive officers and, failing agreement, at the head office of the Soltec (if Connetics requests the referral) or Connetics (if Soltec requests the referral).

        (b) If the dispute, controversy or claim is not settled or agreed between such chief executive officers within a period of one (1) month, then it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. At the written request of either party, Soltec and Connetics may each nominate one or more appropriately qualified experts, but both parties must agree to the expert to be appointed. If the Parties are unable to agree on an expert or experts, the arbitration will be conducted by a panel of three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute, are not affiliated directly or indirectly with either Party, one of whom is selected by Soltec, one of whom is selected by Connetics, and one of whom is selected by the mutual agreement of the other two arbitrators. During the arbitration, the Parties shall have such discovery rights as the arbitrators may allow, consistent with the discovery permitted by the Federal Code of Civil Procedure. The place of arbitration shall be Palo Alto, California. The arbitrators shall apply the law of the State of California (regardless of that jurisdiction's or any other jurisdiction's choice of law principles).

        (c) In any arbitration pursuant to this section, the arbitrators shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary or permanent injunction, as well as specific performance. The arbitrators shall also be able to award direct and indirect damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, the fees and expenses of a court reporter, and any expenses for a hearing room, shall be borne equally by the Parties. The decision of the arbitrators shall be final and will be handed down within a period of sixty days of being appointed; The Party in whose favor the decision runs may enter, sued on or enforced the decision in any court of competent jurisdiction at the option of such Party.

9.3 Notices. Any notice required or permitted by the terms of this Agreement shall be given by registered mail, prepaid and properly addressed, or delivered by hand to Soltec or Connetics at the respective addresses first given above or at such other address as either party to this Agreement may designate by notice pursuant to this SECTION 9.3. Any such notice shall be deemed to have been given when received. All notices to Connetics shall be sent to the attention of its President. All notices to Soltec shall be sent to the attention of its Managing Director, with a copy to the Company Secretary of F. H. Faulding and Co. Limited, Sheriff Street Underdale, South Australia, or at such other address as Soltec and/or Faulding may designate by notice given pursuant to this Section.

9.4     Term and Termination

        (a) Term. This Agreement shall come into force with effect from the Effective Date and shall remain in force for the Territory, for the longer of ten (10) years after Commencement of Commercial Marketing of the Product, or expiration of the last to expire Patent having a Valid Claim in the respective segment of the Territory, unless earlier terminated by Soltec pursuant to
               SECTION 4.2, or otherwise terminated in accordance with the terms of this Agreement.

        (b) Termination. In addition to and notwithstanding the termination rights stated elsewhere in this Agreement, this Agreement may be terminated as follows:

               (i) For Breach by Connetics. Upon breach by Connetics of any of its material obligations contained in this Agreement ("CONNETICS BREACH"), Soltec shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate forty-five (45) days after Connetics receives such notice (A) if Connetics does not cure the Connetics Breach to the reasonable satisfaction of Soltec, or (B) if a plan, reasonably acceptable to Soltec, is not implemented to cure as soon as practicable after notice of the Connetics Breach.

               (ii) For Breach by Soltec. Upon breach by Soltec of any of its material obligations contained in this Agreement ("SOLTEC BREACH"), Connetics shall be entitled to give Soltec notice specifying the nature of the Soltec Breach and stating its intent to terminate this Agreement if the Soltec Breach is not cured. This Agreement shall terminate forty-five (45) days after Soltec receives such notice (A) if Soltec does not cure the Soltec Breach to the reasonable satisfaction of Connetics, or (B) if a plan, reasonably acceptable to Connetics, is not implemented to cure as soon as practicable after notice of the Soltec Breach.

               (iii) Termination for Insolvency. Either party may terminate this Agreement immediately upon delivery of written notice to the other party (A) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (B) upon the other party's making an assignment for the benefit of creditors; or (C) upon the other party's dissolution or ceasing to do business.

        (c) Effect of Termination. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

               (i) Upon the expiration of the Term, Connetics shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license to make, have made, use, offer to sell, and sell Products in the Territory.

               (ii) Upon termination by Soltec pursuant to SECTIONS 9.4(b)(i) or 9.4(b)(iii), all rights to the Product in the Territory shall revert to Soltec, and all rights of Connetics to develop, manufacture, use, distribute, market and sell Products in the Territory shall thereupon cease.

        (d) Ongoing Obligations. Except as expressly provided in this Agreement, termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each party shall immediately return to the other party or destroy any Confidential Information disclosed by the other party, except that each party may retain one copy of such Confidential Information marked and used for legal archival purposes only.

        (e) No Refunds. Except as described in SECTION 5.10 regarding overpayment of royalties, no payment by Connetics under any clause of this agreement is refundable to Connetics for any reason whatsoever including, but without limitation, whether or not any patent issues in respect of the Product in any country in the Territory or, if issued, whether or not such patent is valid, or if valid, whether or not such patent covers the Product.

9.5 Remedies. If either party breaches any of its obligations with respect to this Agreement, or if such a breach is likely to occur, the other party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

9.6 Announcements/Publicity. Subject to the requirements of law and/or The Australian Stock Exchange Limited or the Nasdaq National Market System, any announcements or publicity (whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media) to be made or given in respect of this Agreement by either party shall be subject to the prior approval in writing of the other party (such approval not to be unreasonably withheld or delayed) where such announcement or publicity refers to such other party, the Product or the Delivery System. The parties agree that once approval for disclosure of information has been obtained in accordance with the provisions of this SECTION 9.6, the party that requested such approval shall be entitled to use such information without any obligation to seek further approval.

9.7 Force Majeure. Neither party shall be liable for failure to perform any duty or obligation that party may have under this Agreement where such failure has been occasioned by any force majeure which shall mean and include government regulation, fire, strike, inevitable accident, national emergency, or any other cause outside the reasonable control of the party having the duty so to perform. Such failure to perform shall only be excusable under the provisions of this Section for so long as, and to the extent that, the same is rendered impossible by force majeure. The party claiming that force majeure has occurred shall send full particulars to the other party within five working days of the first occurrence of force majeure including its date of first occurrence and of the cause or event giving rise to it. Notwithstanding the relief granted to any party by this Section, the relevant party shall nevertheless use its reasonable endeavors in any situation where it has invoked this Section to perform its relevant obligations as soon as possible after force majeure has ceased.

9.8     Assignment.

        (a) Each party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (i) either party may transfer or assign this Agreement to an Affiliate of such party, or in connection with the sale of all or substantially all of the assigning party's related business, provided that the assignee agrees in writing to undertake the obligations under this Agreement provided the assigning party remains primarily liable, and (ii) either party may transfer or assign this Agreement to a non-Affiliate Third party with the prior written consent of the other party, which consent shall not be unreasonably withheld. In addition, in the case of an assignment by Connetics, Connetics agrees that Soltec may seek to enforce Connetics' remedies against the assignee directly against such assignee without first exhausting its remedies against Connetics if the assignee breaches its agreement so as to cause Connetics to become liable to Soltec for damages due to Connetics' breach in accordance with the terms of this Agreement. As to each such assignee, Connetics shall use commercially reasonable efforts to cause each assignee to execute and deliver to Soltec prior to the date of the assignment a letter acknowledging Soltec's right to enforce Connetics' remedies directly against the assignee. Notwithstanding the preceding sentence, if Soltec shall seek to exercise such remedies, Connetics shall remain primarily liable and obligated to Soltec under all provisions of this Agreement.

        (b) Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this SECTION 9.8 shall be deemed ineffective, and shall give rise to the right to terminate this Agreement for breach. Nothing set forth in this SECTION 9.8 shall prevent Connetics, or any Affiliate to which it has assigned its rights, from sublicensing the rights granted to Connetics under this Agreement; provided that:

               (i) such sublicensing shall be effected on terms which are not inconsistent or in conflict with the terms of this Agreement;

               (ii) Connetics shall remain responsible for royalty payments in accordance with the terms of this Agreement on Products sold by such sublicensee as if such sales had been made by Connetics; and

               (iii) the sublicensee shall specifically be bound by the confidentiality provisions of this Agreement and by Soltec's audit rights under this Agreement.

9.9 Survival. The covenants and agreements set forth in SECTIONS 5.10, 6.5(b), 6.6 and 9.1, and ARTICLE 8, shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination. All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.

9.10 Nonwaiver of Rights. No failure or delay on the part of a party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right under this Agreement.

9.11 Headings. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

9.12 Validity of Provisions and Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement will remain in full force and effect.

9.13 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless agreed in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

9.13 Entire Agreement. This Agreement, together with its exhibits which are incorporated in this Agreement by reference, sets forth the entire agreement of the parties with respect to the subject matter set forth. In the event of any conflict between this Agreement and the Option Agreement with respect to ketoconazole, this Agreement shall control. This Agreement may not be modified except by a writing signed by the parties' authorized representatives.

9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.


IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

Connetics Corporation                        Soltec Research Pty Ltd.



By  /s/ T. Wiggans                           By:  /s/ Ross A. Macdonald
    -------------------------------------         ------------------------------
    Thomas G. Wiggans                             Ross A. Macdonald, Ph.D.
    President and Chief Executive Officer         Managing Director

                         EXHIBIT A TO LICENSE AGREEMENT


                           [OPTION LETTER AS AMENDED]

                         EXHIBIT B TO LICENSE AGREEMENT


                                    [PATENTS]

                         EXHIBIT C TO LICENSE AGREEMENT


                            [PRODUCT SPECIFICATIONS]






                                      [*]








* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.